Exhibit 99  Resignation of Billy J. Bell from Citizens First Corporation's Board of Directors

Mr. Floyd H. Ellis
Chairman of the Board
Citizens First Bank
Bowling Green, KY  42103

Dear Floyd,

I, Billy J. Bell, hereby submit my resignation from the Board of Directors of Citizens First Bank,
Bowling Green, Kentucky.

I am convinced that I can not and will not condone many of the actions taken by the management of our Bank.

Sincerely,

/s/ Billy J. Bell

Billy J. Bell